Exhibit 99.1

Madison Covered Call & Equity Strategy Fund Announces Shareholder Approval of XA Investments as Investment Adviser and Madison Investments as Sub-Adviser; Fund to Rebrand as XAI Madison Equity Premium Income Fund

CHICAGO--(October 15, 2024)—During a special meeting on October 15, 2024 (the “Special Meeting”), shareholders of the Madison Covered Call & Equity Strategy Fund (NYSE: MCN) (“MCN” or the “Fund”) approved multiple important proposals:

•	A newly constituted slate of trustees to serve on the Fund’s board of trustees;

•	A new investment advisory agreement between the Fund and XA Investments, LLC (“XAI”) appointing XAI as the Fund’s investment advisor (the “New Advisory Agreement”);

•	A new investment sub-advisory agreement among the Fund, XAI and Madison Asset Management, LLC (“Madison”) appointing Madison as the Fund’s investment sub-advisor (the “New Sub-Advisory Agreement”).

The New Advisory and Sub-Advisory Agreements

Under the New Advisory Agreement, XAI will be responsible for the Fund’s overall management and investment strategy. Under the New Sub-Advisory Agreement, Madison will maintain responsibility for the Fund’s day-to-day portfolio management. The New Advisory Agreement and New Sub-Advisory Agreement will both be entered into on or around December 2, 2024. Importantly, the New Advisory Agreement and New Sub-Advisory Agreement will not result in any change in the day-to-day portfolio management of the Fund, the Fund’s management fees, or in the Fund’s investment objectives and principal investment policies.

Fund Rebrand and XAI Funds Platform

In connection with the New Advisory Agreement and New Sub-Advisory Agreement, the Fund will change its name from Madison Covered Call & Equity Strategy Fund to XAI Madison Equity Premium Income Fund. The Fund will continue to trade on the New York Stock Exchange under ticker symbol MCN and will adopt its new name in December 2024.

The Fund will join the XAI Funds platform, and will expand the number of closed-end funds currently on the XAI Funds platform to three: the Fund, the XAI Octagon Floating Rate & Alternative Income Trust (NYSE: XFLT), and the Octagon XAI CLO Income Fund (OCTIX). XAI continues to seek additional opportunities consistent with its mission of providing better products with better portfolio outcomes for investors.

Portfolio manager Ray Di Bernardo said, “We’ve been managing MCN for 20 years, seeking to deliver lower volatility and strong cashflows for shareholders. We are excited for the partnership with XA Investments and what it represents for the next phase of fund growth.”

“We are happy to welcome MCN and its shareholders to the XAI Funds platform,” said Kimberly Flynn, President of XAI. “XAI stands ready to serve the MCN shareholders and will seek to deliver four primary benefits to the shareholders: (i) scale efficiencies through creative and conventional growth in assets; (ii) continuity of the existing portfolio management team and principal investment strategy; (iii) enhanced investor relations; and (iv) dogged pursuit of improved secondary market trading.”

About Madison Covered Call & Equity Strategy Fund

Madison Covered Call & Equity Strategy Fund (NYSE: MCN) is an actively-managed closed-end fund that invests in a diversified portfolio of U.S. equity securities and is augmented by a covered call strategy that seeks to reduce volatility and generate attractive cash flows for shareholders. The Fund trades under ticker symbol MCN and celebrated 20 years of being listed on the New York Stock Exchange in July 2024.

About XA Investments

XA Investments LLC is a Chicago-based investment advisory firm founded by XMS Capital Partners in 2016. XAI serves as the investment adviser for both a listed closed-end fund and an interval closed-end fund, respectively the XAI Octagon Floating Rate & Alternative Income Trust (NYSE: XFLT) and the Octagon XAI CLO Income Fund (OCTIX).

In addition to investment advisory services, the firm also provides investment fund structuring and consulting services focused on registered closed-end funds to meet institutional client needs. XAI offers custom product build and consulting services, including product development and market research, sales, marketing and fund management.

XAI believes that the investing public can benefit from new vehicles to access a broad range of alternative investment strategies and managers. XAI provides individual investors with access to institutional-caliber alternative managers. For more information, please visit www.xainvestments.com.

About Madison Investments

Madison Investments is an independent investment management firm based in Madison, WI. The firm was founded in 1974, has approximately $28 billion in assets under management as of September 30, 2024, and is recognized as one of the nation’s top investment firms. Madison offers domestic fixed income, U.S. and international equity, covered call, multi-asset, insurance and credit union investment management strategies. For more information, please visit www.madisoninvestments.com.

Madison and/or Madison Investments is the unifying tradename of Madison Investment Holdings, Inc., Madison Asset Management, LLC, and Madison Investment Advisors, LLC. Madison Funds are distributed by MFD Distributor, LLC. Madison is registered as an investment adviser with the U.S. Securities and Exchange Commission. MFD Distributor, LLC is registered with the U.S. Securities and Exchange Commission as a broker-dealer and is a member firm of the Financial Industry Regulatory Authority (www.finra.org).

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XAI does not provide tax advice; please consult a professional tax advisor regarding your specific tax situation. Income may be subject to state and local taxes, as well as the federal alternative minimum tax.

Investors should consider the investment objectives and policies, risk considerations, charges and expenses of the Fund carefully before investing. For more information on the Fund, including shareholder reports, proxy and information statements and other information, please visit the SEC’s website at www.sec.gov.

This press release shall not constitute an offer to sell or a solicitation to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer or solicitation or sale would be unlawful prior to registration or qualification under the laws of such state or jurisdiction.

This press release contains certain statements that may include "forward-looking statements." Forward-looking statements can be identified by the words "may," "will," "intend," "expect," "estimate," "continue," "plan," "anticipate," and similar terms and the negatives of such terms. By their nature, all forward-looking statements involve risks and uncertainties, and actual results could differ materially from those contemplated by the forward-looking statements. Many factors that could materially affect the Fund’s actual results are the performance of the portfolio of securities held by the Fund, the conditions in the U.S. and international financial and other markets, the price at which the Fund’s shares trade in the public markets and other factors discussed in the Fund’s annual and semi-annual reports filed with the SEC.

Although the Fund believes that the expectations expressed in such forward-looking statements are reasonable, actual results could differ materially from those expressed or implied in such forward-looking statements. The Fund’s future financial condition and results of operations, as well as any forward-looking statements, are subject to change and are subject to inherent risks and uncertainties. You are cautioned not to place undue reliance on these forward-looking statements, which are made as of the date of this press release. Except for the Fund’s ongoing obligations under the federal securities laws, the Fund does not intend, and the Fund undertakes no obligation, to update any forward-looking statement.

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Contact

Kimberly Flynn, President
XA Investments LLC
Phone: 888-903-3358
Email: KFlynn@xainvestments.com
www.xainvestments.com

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